EXHIBIT 10.38

SECOND AMENDMENT TO THE
PIONEER NATURAL RESOURCES USA, INC.
401(k) AND MATCHING PLAN
(Amended and Restated Effective as of January 1, 2013)

THIS SECOND AMENDMENT is made and entered into by Pioneer Natural Resources USA, Inc. (the “Company”):
WITNESSETH:
WHEREAS, the Company maintains the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan (the “Plan”);
WHEREAS, pursuant to Section 8.3 of the Plan, the Benefit Plan Design Committee (the “Committee”) of the Company maintains the authority to amend the Plan at any time; and
WHEREAS, the Committee desires to amend the Plan to provide for full and immediate vesting in any employer-derived benefits accrued under the Plan for certain employees who are involuntarily terminated in connection with certain sales of leases, wells and equipment by the Company and to increase the minimum membership requirements for the 401(k) and Matching Plan Committee.
NOW THEREFORE, the Plan is hereby amended as follows.
1.    Section 5.3(j) is hereby added to the Plan as follows:
(j)    Any provision of this Plan to the contrary notwithstanding, the amounts credited to the Employer Account of a Participant who is specifically designated by the Senior Vice President, Administration and Risk Management of the Company as being involuntarily terminated in connection with the sale of all leases, wells and equipment associated with the Hugoton project shall become fully vested and nonforfeitable on the date of such involuntary termination.
2.    Section 5.3(k) is hereby added to the Plan as follows:
(k)    Any provision of this Plan to the contrary notwithstanding, the amounts credited to the Employer Account of a Participant who is specifically designated by the Senior Vice President, Administration and Risk Management of the Company as being involuntarily terminated in connection with the sale of all leases, wells and equipment associated with the Barnett Shale Formation shall become fully vested and nonforfeitable on the date of such involuntary termination.
3.    Section 7.1 of the Plan is amended as follows:

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The plan administrator of the Plan shall be a 401(k) and Matching Plan Committee composed of at least five individuals appointed by the Board of Directors of the Company. Each member of the Committee so appointed shall serve in such office until his or her death, resignation or removal by the Board of Directors of the Company. The Board of Directors of the Company may remove any member of the Committee at any time by giving written notice thereof to the members of the Committee. Vacancies shall likewise be filled from time to time by the Board of Directors of the Company. The members of the Committee shall receive no remuneration from the Plan for their services as Committee members.
NOW, THEREFORE, be it further provided that except as provided above, the Plan shall continue to read in its current state.
IN WITNESS WHEREOF, the Company has executed this Second Amendment this 10th day of November, 2014.

PIONEER NATURAL RESOURCES USA, INC.

By /s/ Larry N. Paulsen
Name: Larry N. Paulsen
Title: Senior Vice President, Administration
and Risk Management

US 3065352v.1

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